Registration No. 333-164231

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STANLEY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3658790 (I.R.S. Employer Identification No.)
3101 Wilson Boulevard, Suite 700
Arlington, Virginia 22201
(703) 684-1125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
George Schindler
President
Stanley, Inc.
3101 Wilson Boulevard, Suite 700
Arlington, Virginia 22201
Telephone: (703) 684-1125
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert J. Grammig, Esq.
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Telephone: (813) 227-8500
Approximate date of commencement of proposed sale to the public: Not applicable. This Amendment No. 1 relates to the deregistration of unsold securities.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-164231, of Stanley, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2010 and became effective on March 2, 2010. The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold (i) shares of common stock, par value $0.01 per share (“Common Stock”), (ii) debt securities, (iii) shares of preferred stock, (iv) depositary shares representing shares of preferred stock, (v) warrants to purchase shares of Common Stock or preferred stock or depositary shares and (vi) subscription rights to purchase shares of Common Stock or preferred shares, each issuable pursuant to the Registration Statement.
     On August 17, 2010, pursuant to the Agreement and Plan of Merger, dated as of May 6, 2010, among CGI Group Inc., a corporation organized under the laws of the Province of Québec, Canada (“CGI”), CGI Federal Inc., a Delaware corporation and an indirect wholly owned subsidiary of CGI (“CGI Federal”), CGI Fairfax Corporation, a Delaware corporation and a direct wholly owned subsidiary of CGI Federal (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of CGI Federal. The Merger became effective on August 17, 2010 as a result of the filing of the certificate of ownership and merger with the Secretary of State of the State of Delaware (the “Effective Time”).
     As a result of the Merger, the offerings of the Company’s securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on August 17, 2010.

STANLEY, INC.
By:	/s/ George Schindler
George Schindler
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George Schindler George Schindler	President (Principal Executive Officer) and Director	August 17, 2010

/s/ Scott Pfost Scott Pfost	Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 17, 2010

/s/ James B. Peake James B. Peake	Director	August 17, 2010

/s/ Donna Ryan Donna Ryan	Director	August 17, 2010